PARTICIPANTS

Corporate Participants

Zivi R. Nedivi – President, Chief Executive Officer & Director

Michael Bielonko – CFO, Secretary, Treasurer & Head-Media Relations

Other Participants

Jim P. McIlree – Managing Director, Dominick & Dominick Securities

Paul Johnson – Managing Member, Nicusa Capital Partners LP

MANAGEMENT DISCUSSION SECTION

Operator: Good morning. And welcome to Cyalume Technologies Holdings 2012 Second Quarter Earnings Conference Call. With us today, are Mr. Zivi Nedivi, President and Chief Executive Officer; and Mr. Michael Bielonko, Chief Financial Officer. After management’s prepared remarks, there will be a Q&A session.

Before we continue, I’d like to remind our listeners, that this conference call may include items of a forward-looking nature with respect to certain securities regulations. We refer you to the forward-looking statement disclaimers made in the 10-K and 10-Q filings with the Securities and Exchange Commission, as well as those forward-looking statements made in the Company’s press releases.

I would now like to turn the call over to Mr. Zivi Nedivi, CEO of Cyalume Technologies. Go ahead, Sir.

Zivi R. Nedivi, President, Chief Executive Officer & Director

Hello, everyone and thank you for joining. I will make a few remarks and then turn it over to Mike Bielonko to review the numbers, and then we will take your questions. On the last conference call, I told you that the company was being affected by a number of external factors, the major one being reduction and uncertainty of military budgets and return of troops from overseas, which resulted in the reduction of performance.

It was my goal to complete the realignment of the company’s structure by the end of the second quarter, these steps have been completed. The business units we have created, specialty products, chemical light, ammunition, and training are now operating and run as profit centers. Goals have been established, processes put in place and experienced sales people have been hired. I have hired Dale Baker as our Chief Operating Officer. I have worked with Dale before and his experience is extensive. There is no doubt in my mind that he will make a significant contribution to the company’s performance.

Additionally, we are uncovering new opportunities to sell our products, and the R&D that is underway has been refocused and accelerated to help deliver marketable new products and improvements down the road. We are now moving forward together with focus and determination. As I said last time, it will still take additional quarters under our belt and until the year end, before we anticipate seeing the results of our efforts. There is no change in our expectations.

Let me now turn it over to Mike to discuss the numbers.

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Michael Bielonko, CFO, Secretary, Treasurer & Head-Media Relations

Thank you. Good morning, everyone. Total revenues for the second quarter of 2012 of approximately $8.9 million were slightly higher than the second quarter of 2011, but were approximately $1 million higher than the first quarter of 2012. Our overall results continued to be adversely affected by the factors just discussed that included budget uncertainties and troop redeployment.

Second quarter revenues for 2012 for the military non-ammunition category of $5.1 million, were lower than the 2011 second quarter, but were slightly ahead of the first quarter of 2012 for this category. The improvement of $0.6 million over the first quarter revenues of $4.5 million was due to increased US military purchases of chemical light sticks, and an increase in revenues from training and simulation products, the business which we acquired last December. Revenues for this business grew from $0.5 million in the first quarter to $0.8 million in the second quarter of 2012.

Our ammunition revenues of $0.8 million for the second quarter were down slightly from the second quarter of the prior year and were even with the first quarter of this year. Sales under the original contract through Rheinmetall with the Marine Corps for the 40 millimeter high-velocity training round should be completed in the third quarter. We anticipate a new contract for this product, but do not anticipate further sales of this particular product until 2013.

Regarding our newest training round, the 40 millimeter low-velocity, production should commence in the fourth quarter of this year. Our law enforcement and commercial safety revenues of $0.9 million for the second quarter were also even with the first quarter, and down slightly from the prior year.

Our Specialty Products group continues to perform well. Revenues for the second quarter were $2.1 million versus $1.7 million for the first quarter. No revenues were recorded in the first half of last year as we acquired the business in August of 2011. Our gross profit for the second quarter was $3.9 million, a decrease of approximately 8.5% from last year’s second quarter. Our gross margin dropped from 49% in the prior year second quarter to 43.6% for the current quarter. These results were largely due to a decrease in sales of chemical light products which have higher margins.

In turning to expenses, our combined selling, general and administrative and R&D expenses were approximately $3.6 million for the 2012 second quarter, an increase of approximately $0.4 million over the same period of the prior year. Total expenses would have been flat with the prior year, except for a non-recurring sales and marketing expense of $0.4 million recorded for severance. A lower gross profit combined with higher operating expenses resulted in a pre-tax loss of approximately $0.5 million, as compared to a pre-tax profit of approximately $0.3 million in the prior year.

Let me now turn to the balance sheet, and my discussion largely compares balances at June 30 to March 31. Accounts receivable of $4.4 million at June 30, were up by approximately $0.7 million compared to March 31, due to higher sales recorded in June as compared to March of this year. June sales were also higher than sales in April or May.

Inventories at June 30 were approximately $12.1 million, the same as March 31. While we have hoped to see a decline in the total inventory levels from March 31, a small decline in chemical light product inventories was offset by increased inventories for our specialty products business. On a consolidated individual category basis, raw materials at June 30 increased from March 31 levels by $0.2 million, due to the receipt of bulk purchases for certain items, such as reflective materials, glass and foils.

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Finished goods increased by $0.3 million while work in process inventory decreased by $0.5 million. These last two category changes were largely driven by the timing of expected third quarter sales for various products.

Cash at June 30 was approximately $1.4 million, down from the balance of $2.2 million at March 31. In addition, during the quarter we did draw down our revolving line of credit by $0.9 million to assist with the timing of cash flows.

At this time, based on planned purchases of inventory items during the third quarter and based on what we have seen thus far in the third quarter, we expect the inventory balance to come down by September 30 and contribute to cash flow. With this and the conversion of accounts receivable, we expect to be able to maintain our net cash position.

Thank you. This concludes my prepared remarks.

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QUESTION AND ANSWER SECTION

Operator: Thank you. We will now be conducting a question-and-answer session. [Operator Instructions] Thank you. Our first question is from the line of Jim Mcllree with Dominick & Dominick. Please proceed with your question.

<Q – Jim McIlree – Dominick & Dominick Securities>: Thanks, good morning. Mike, you talked about inventories coming down in Q3, can you put – frame that in dollar amounts? And then, would you expect it to come down gain in Q4 as well?

<A – Michael Bielonko – Cyalume Technologies Holdings, Inc.>: No, I cannot give you a specific number that is going to come down other than I expected to make a significant contribution to cash flow. As far as Q4 goes, it’s going to depend on the product mix, to the extent we began ramping up for the new velocity round in the fourth quarter, and that may result in inventories being purchased in advance. So there – it’s going to be a lot of moving parts that develop later in the year, but right now our focus is on bringing inventories down from the third quarter.

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay. And, Zivi you talked about refocusing the R&D, and I’m just trying to reconcile your language with the dollars reported. So we’ve got Q2 R&D down from the prior quarter, as well as the year ago quarter. I am trying to understand how that dollar decline reconciles with your comments about increasing and refocusing R&D?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: The R&D projects that we have initiated which I cannot really specify for confidentiality reasons. Our project that will cost – that we’ll be spending on starting from now until about a year, and these projects are not $2 million projects, they are hundreds of thousands of dollars, but with milestones that we spend 50, we spend a 100, if we get to a milestone, we spend the rest. So, making a decision on two, three, four new R&D project, you won’t immediately see it in the cash flow going out. You’ll see slight increase in buying materials and machines to start the development and may be some hiring, but the impact will take time.

<Q – Jim McIlree – Dominick & Dominick Securities>: So, when we look at the operating expenses going forward, is it reasonable to assume that the Q2 levels are good levels for the next couple of quarters?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: I wouldn’t be surprised if we increase as well, because after I joined there was a combination of increase and decrease in head count and that increase and decrease will continue as we continue to improve. But there will also be growth, and especially as we get into areas where we can start demonstrating the growth, I believe the [ph] treasure (11:25) will grow and not decline. We will not improve our profitability by cutting costs at this stage.

<Q – Jim McIlree – Dominick & Dominick Securities>: So, it’s possible that we’ll see a couple of quarters of modestly higher OpEx, and then followed by a better top line?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Very possibly, yes.

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay, great. And Mike, again on the line of credit. How much have you drawn and how much is still available?

<A – Michael Bielonko – Cyalume Technologies Holdings, Inc.>: We’ve drawn down the $0.9 million and we still have, I believe, $2 million to $3 million immediately available.

<Q – Jim McIlree – Dominick & Dominick Securities>: Okay, great. Thank you very much.

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Operator: Thank you. Our next question is from the line of Paul Johnson of Nicusa Capital. Please state your question.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Thanks. Zivi, a couple questions if I may. When you talk about the new opportunities and the new R&D focus, I assume most of these are going to be into the commercial space, which appears to be interested in your technology and probably a faster [indiscernible] (12:37)?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Actually, no. We have significant targeting of both, military and commercial, and I think if I could give a scope of the areas, it’s – we’re not in the typical situation where we want here is an additional product, here is an additional product, but in some areas we need to reinvent ourselves. This company has a very strong IP. In the past, it has – it was the first company coming out with these light sticks. Over the years, many companies have learned to do it and although our patents have expired on some of our most significant product, nobody to-date has made it to our level. And there is no question that we have the capability and the capacity to reinvent ourselves on our backbone legacy product, and not just additional new products, and we’re working on both. And as you know, our legacy products are primarily military.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Got it, got it. If you look at the US military, the current set of products, the non-ammo, it looks like that’s stabilized in the last two or three quarters. Does that feel right to you or you just have low visibility in each quarter, it will be whatever it rolls up to be?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: It seems right to me. I think the hope of it snapping back to levels of two years ago are futile, I don’t think that’s going to happen. And I think if we don’t reinvent ourselves, there will be a continued decline. But I think we’re in a strong position to maintain a foothold on this, and it would have successful on the macro levels, and there will be significant increases in the year or two.

<Q – Paul Johnson – Nicusa Capital Partners LP>: I guess that was sort of, quite the following question. It sounds like if you can keep this stabilized, then new products would provide growth overtime?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Absolutely.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Okay, great. On the ammo business, I just want to run through the mechanics. It sounds like high-velocity you’ll ship into the September quarter, but we should not anticipate any high-velocity shipments in the December quarter?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: I would say in the ammunition in general, we can expect a very good year, next year of which we’ll start to see at the beginning in the fourth quarter. So, although I don’t anticipate a good fourth quarter, the ammunition site which start picking up significantly in the fourth quarter and roll into a very strong year for ammunition next year.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And if we look at 2013, it sounds like you’re going to have the renewed contracts for the high and the new contracts for the low, both contributing next year?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Yes.

<Q – Paul Johnson – Nicusa Capital Partners LP>: And it would be premature to announce any other contract system?

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<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Yes, it’s premature but we’re looking at a strong 2013 in ammunition.

<Q – Paul Johnson – Nicusa Capital Partners LP>: Terrific. Final question, specialty products, seemed you had a good quarter, doing well, should we expect that to continue to ramp, stay here? The second quarter was a bit of an anomaly positively, how should we think about specialty?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Well, we should see a certain ramp up just because there are materials that we used to buy externally in the Far East and now we can manufacture them in-house. So, we will see a certain ramp up just from that. We – but we do believe this is the business that we can get to 10%, 15% growth internally on top of what I just described. It’s a healthy business and we can grow it and if we focus on it, we can grow it significantly.

<Q – Paul Johnson – Nicusa Capital Partners LP>: I guess, maybe this is prejudice, and if that’s the case, I apologize. But it sounds like if I look at 2013, you’re pretty happy about the ammo opportunities as we talked about. The new products that are coming in both, military and non-military should start to hit in 2013. And you’ve got specialty, potentially how many good year as well.

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: That’s correct, I’m happy about 2013.

<Q – Paul Johnson – Nicusa Capital Partners LP>: All right. So, you cautioned us to not have too high of expectations for the next couple of quarters, but we should be optimistic about 2013 and beyond?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Yes, I would say not too high expectation is an understatement, I don’t expect these quarters to be good. And we have made progress, that is very hard to see because we’re bringing in quarters which are dismal, but we’re bringing in quarters that are stronger than our forecast was a quarter ago, significantly, and that you count in millions. And that means that, we’re getting traction on the things that we put in place. Now, it’s a first step and it’s not strong enough to overcome what we have enhanced for the third and fourth quarter, so, we won’t see it and I say again, the numbers will not look good. But, internally we can see progress and that’s very promising.

<Q – Paul Johnson – Nicusa Capital Partners LP>: So, sort of ironically, you feel better about the situation you are in than you were a couple of months ago, and yet, the numbers on a sequential basis are going to make it look sort of the opposite?

<A – Zivi Nedivi – Cyalume Technologies Holdings, Inc.>: Exactly.

<Q – Paul Johnson – Nicusa Capital Partners LP>: All right, excellent. Thank you.

Operator: Thank you. [Operator Instructions] Thank you. There are no further questions at this time. I would now like to turn the floor back to management for closing comments.

Zivi R. Nedivi, President, Chief Executive Officer & Director

Thank you, everyone for participating. And I look forward to good reviews in the future. Thank you very much.

Operator: Thank you. This concludes today’s teleconference. You may disconnect your lines at this time. Thank you for your participation.

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